Exhibit 3.1
C201004000200

SOSID: 0050028 Date Filed: 2/10/2010 8:56:00 AM Elaine F. Marshall North Carolina Secretary of State C201004000200

State of North Carolina
Department of the Secretary of State
ARTICLES OF AMENDMENT
BUSINESS CORPORATION
Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.
1.	The name of the corporation is: Insteel Industries, Inc.

2.	The text of the amendment adopted is as follows (State below or attach):
The Articles of Incorporation are amended by deleting the first sentence of Article IV thereof and substituting that sentence with the following sentence:
“The corporation shall have authority to issue Fifty-One Million (51,000,000) shares of stock, consisting of: Fifty Million (50,000,000) shares of a class designated “Common Stock (No Par Value)”; and One Million (1,000,000) shares of a class designated “No Par Preferred Stock”, having no par value.”
3.	The date of adoption of the amendment was February 9, 2010.

4.	(Check either a, b, c, or d, whichever is applicable)

a.___The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

b.___The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

c.___The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

d. X The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

5.	These articles will be effective upon filing.
This the 9th day of February, 2010.

INSTEEL INDUSTRIES, INC.

By:	/s/ James F. Petelle

Name:	James F. Petelle
Title:	Vice President and Secretary
NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.